Exhibit 10.13

Clearwater Paper
Amended
Executive Severance Plan
And
Summary Plan Description

The information contained in this Executive Severance Plan and Summary Plan Description (SPD) is effective as of the date at the bottom of this page. To ensure that you have the most up-to-date benefit plan information, be sure to review this Plan and SPD in combination with more recent communications to eligible employees.

December 4, 2025

PURPOSE
The Compensation Committee of the Board of Directors of Clearwater Paper (“Clearwater Paper”) has adopted this Clearwater Paper Amended Executive Severance Plan (the “Plan”) for eligible executives of Clearwater Paper and its participating subsidiaries and affiliates (Clearwater Paper and its participating subsidiaries and affiliates are sometimes referred to in this Plan as “Participating Companies”).
The purpose of the Plan is to provide equitable treatment for terminated executives consistent with the values and culture of Clearwater Paper, provide financial support for executives seeking new employment, recognize executives’ contributions to the Participating Companies, and avoid or mitigate the Participating Companies’ potential exposure to litigation. Clearwater Paper further believes that the Plan will aid all of the Participating Companies in attracting and retaining highly qualified executives who are essential to their success.
Upon the occurrence of a “Change of Control” as defined in the Clearwater Paper Amended Change of Control Plan (the “Change of Control Plan”), the Change of Control Plan (and not this Plan) shall govern with respect to terminations of employment with the Participating Companies occurring during the two (2) year period commencing of the date of such Change of Control.
Section 1.Eligibility to Participate
Except as provided in the following paragraph, you are eligible to participate in the Plan if you are either (1) an executive of Clearwater Paper or another Participating Company who is an officer subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), or (2) any other employee of Clearwater Paper or another Participating Company who has been designated by the Chief Executive Officer of Clearwater Paper as eligible to participate in this Plan (“Designated Key Employees”).
Notwithstanding anything contained herein, you are not eligible to participate in the Plan and are excluded from coverage under the Plan if you are:
•a party to an individual arrangement or a written employment agreement with Clearwater Paper or another Participating Company containing a severance provision other than pursuant to the Plan or the Change of Control Plan; or
•covered by a local practice outside the United States that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth herein.

Section 2.Eligibility for Severance Payments and Benefits
Right to Severance Payments and Benefits
You will be eligible to receive the severance payments and benefits provided by this Plan if your employment by Clearwater Paper or another Participating Company is terminated for any one or more of the following reasons:
(a)Involuntary termination by your Participating Company other than for Cause (as defined below).

(b)You voluntarily terminate your employment after the occurrence of any event constituting Good Reason (as defined below).
To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify your Participating Company in writing of termination for Good Reason specifying the event constituting Good Reason within ninety (90) calendar days after the event. Failure for any reason to give written notice of termination of employment for Good Reason shall be deemed a waiver of the right to voluntarily terminate employment and claim Good Reason under this Plan in relation to such event. The Participating Company shall have a period of thirty (30) calendar days in which to cure the Good Reason (the “Cure Period”). If the Good Reason is cured within the Cure Period, you will not be entitled to severance payments and benefits hereunder. If the Participating Company waives its right to cure or does not, within the Cure Period, cure the Good Reason, you shall be entitled to severance payments and benefits and your actual termination date shall be determined in the sole discretion of the Participating Company but in no event later than thirty (30) calendar days from the date the Participating Company waives its right to cure or the end of the Cure Period, whichever is earlier.
Ineligibility for Severance Payments and Benefits
Notwithstanding any provision of the Plan, you shall not be eligible for severance payments and benefits under this Plan if your termination of employment occurs by reason of any of the following:
•voluntary termination other than for Good Reason, including early retirement;
•mandatory retirement from employment in accordance with your Participating Company’s policy or statutory requirements;
•death;
•Disability;
•for Cause;
•refusal, rejecting or declining to accept a transfer to a position with Clearwater Paper or another Participating Company, as applicable (for which you are qualified as determined by the Participating Company by reason of knowledge, training, and experience), provided the transfer would not constitute Good Reason for a voluntary termination;
•the sale of part of Clearwater Paper’s or another Participating Company’s business assets, or a spin-off of a division (or other operating assets) of Clearwater Paper or another Participating Company, if you are offered employment by the acquirer of such assets or such other spun-off entity prior to or within four (4) weeks after the date your employment with the Participating Company terminates, regardless of whether you accept the offer, provided that the terms and conditions of employment offered to you would not constitute Good Reason for a voluntary termination if the acquirer or spun-off entity were a Participating Company in this Plan;
•upon the formation of a joint venture or other business entity in which Clearwater Paper or another Participating Company directly or indirectly will own some outstanding voting or other ownership interest if you are offered employment by the joint venture entity or other business entity prior to or within four (4) weeks of the date your employment with the Participating Company terminates, regardless of whether you accept the offer, provided that the terms and conditions of employment offered to you would not constitute Good Reason for a voluntary termination if the joint venture entity or other business entity were a Participating Company in this Plan; or
•you are reporting to a different person.
Cause
“Cause” shall mean the occurrence of any one or more of the following:
(i)your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;
(ii)your participation in a fraud or act of dishonesty against Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper that results in material harm to the business of Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper;
(iii) your intentional, material violation of any contract between you and Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper, or any statutory duty you owe Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper, in either case that you do not correct within thirty (30) days after written notice thereof has been provided to you;
(iv) the commission by you of an act that could (either alone or with other acts) be considered harassment or discrimination on the basis of gender, race, age, religion,

sexual orientation or other protected category; or
(v)the commission by you of an alcohol or drug offense in violation of Clearwater Paper’s or a subsidiary’s or affiliate’s Substance Abuse Policy for salaried employees.
“Cause” shall be interpreted by the Plan Administrator in its sole discretion and such interpretation shall be conclusive and binding on all parties.
Disability
“Disability” shall mean a condition pursuant to which you are:
(i)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(ii)    by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Clearwater Paper, its subsidiaries or affiliates.
Good Reason
“Good Reason” shall mean that one or more of the following are undertaken by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper without your written consent:
(i)the assignment to you of any duties or responsibilities that results in a material diminution in your position or function; provided, however, that a change in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason;
(ii)a 10% or greater reduction by your Participating Company, other than in connection with an across-the-board reduction applicable to other senior executives of the Participating Company, in your base salary and/or target bonus, and/or target long-term incentive opportunity, all as in effect immediately prior to such reduction;
(iii) a relocation of your business office to a location more than 50 miles from the location at which you perform duties, except for required travel by you on Clearwater Paper’s, its subsidiaries’ or affiliates’ or any successor to Clearwater Paper’s business; or
(iv)a material breach by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper concerning the terms and conditions of your employment.

Section 3.Severance Payment and Benefits
You are eligible to receive the Severance Payments and benefits described in this Section 3, provided you meet the eligibility criteria in Section 2.

Severance Payment
You shall receive cash Severance Payments, payable in installments, in an amount equal to twelve (12) months of your Base Pay.
The term “Severance Pay Period” used in this Plan means 52 weeks.
“Base Pay” means your base rate of pay as in effect at the time of your termination of employment or, if greater, the rate in effect at the time your Base Pay was materially reduced giving rise to your termination for Good Reason. Your Base Pay shall be determined without reduction for salary reductions under sections 125, 132(f), 137 or 401(k) of the Internal Revenue Code. Your Base Pay shall not include overtime, bonuses, income from awards under Clearwater Paper’s 2008 or 2017 Stock Incentive Plans or any successor plan, dividend equivalents, benefits-in-kind, expense reimbursements, allowances (including, but not limited to moving or car allowances) or other incentives, and any other forms of extra compensation.
Payment of the Severance Payments is contingent upon your signing a Separation Agreement containing a general release and allowing the general release to become effective (see “Separation Agreement, Including General Release and Restrictive Covenants,” below).
Nothing in this Section 3, the Plan, the Change of Control Plan, an offer letter from a Participating Company, a prevailing practice of a Participating Company, or any oral statement made by or on behalf of a Participating Company shall entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and the Change of Control Plan. The obligation of the Participating Companies to make payments under this Plan shall be expressly conditioned upon you not receiving duplicate payments.
Pay in Lieu of Notice Periods
The Severance Payments under the Plan shall be reduced by any cash payments to which you may be entitled under any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation.

No Mitigation
You shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment. Notwithstanding the preceding sentence, any subsidized COBRA coverage that you are entitled to receive under this Plan following your termination of employment will terminate no later than the date you begin new employment (see “Continuation of Employee Benefits” below).
Debt Owed to a Participating Company
If you owe Clearwater Paper or another Participating Company money for any reason, the Participating Company shall have the right, at its sole discretion, to offset the amount of the debt from your Severance Payments to the fullest extent permitted by law.
Separation Agreement, Including General Release and Restrictive Covenants
The obligation of the Participating Companies to pay the Severance Payments and provide you benefits continuation (see “Continuation of Employee Benefits” below), shall be and is expressly conditioned upon you timely executing a separation agreement in a form that is satisfactory to Clearwater Paper (the “Separation Agreement”) during the requisite time period and allowing such Separation Agreement to become effective.
As to the Separation Agreement:
•It shall include but not be limited to a general release of claims against Clearwater Paper, its subsidiaries and affiliates and their respective officers, directors, employees and agents, and shall contain certain restrictive covenants and obligations on your part including, but not limited to, non-competition and non-solicitation covenants for a period following your separation date equal to the Severance Pay Period, an agreement by you not to make use of confidential or proprietary information of Clearwater Paper or its subsidiaries of affiliates, an agreement not to disparage or encourage or induce others to disparage Clearwater Paper, its subsidiaries or affiliates or their respective products for a specified period, an agreement to return Company property, and an agreement to cooperate with legal matters of Clearwater Paper and its subsidiaries and affiliates in which you might have knowledge.
•Clearwater Paper or your Participating Company will provide a form of such Separation Agreement not later than the date of your Separation from Service.
•You must sign and return the Separation Agreement within the minimum time period required by law and not revoke it during any permitted revocation period1, in order
1     In general, the shortest minimum time period for reviewing and signing a general release is 21 days, but that may be longer or shorter depending on the circumstances. Also, in general, individuals have a 7-day period after signing a general release within which to revoke the release. Your Separation Agreement will specify these time periods.

for the Separation Agreement to become effective. Otherwise, you will not be eligible for, and neither Clearwater Paper nor any other Participating Company shall have any obligation to pay you, any Severance Payment.

How and When Your Benefit Is Paid
The Severance Payments will be paid in installments over your Severance Pay Period at regular intervals no less frequent than monthly.
In general, the Severance Payments, if payable, will not begin until at least eight days after you return a signed Separation Agreement (containing the general release) to Clearwater Paper or your Participating Company, but in no event later than 60 days after your effective date of termination.
If you have terminated employment and completed all of the requirements to receive Severance Payments (including signing and delivering the Separation Agreement within the minimum time period required by law and not revoking it during any permitted revocation period), but you die prior to the date such payments begin or are completed, the unpaid balance of your Severance Payments will be paid in a lump sum to your estate.
It is possible that the Severance Payments will constitute payments of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In that event, payments may be subject to the six-month delay rule and other limitations required to comply with Code Section 409A requirements. See “Section 409A” below.
Continuation of Employee Benefits
During the Severance Pay Period, you are not considered an employee of Clearwater Paper or any other Participating Company for any purpose – including eligibility under any employee benefit plan. The following benefits, however, will continue to be available:
Health Care Plans
If you and your dependents are enrolled in Clearwater Paper’s or another Participating Company’s group health plan on the date your employment terminates, this coverage will terminate on that date. However, you and your enrolled eligible dependents will be offered the opportunity to elect COBRA continuation coverage and have the opportunity to receive reimbursements for a portion of the cost of that coverage:
Subsidized COBRA: If you are eligible for, and timely and properly elect to continue your coverage under Clearwater Paper’s or another Participating Company’s existing group health plans under COBRA, your Participating Company will pay a portion of the premium for such COBRA continuation coverage equal to the same amount paid by your Participating Company for your group health plan premiums immediately before your termination of employment for the lesser of (a) your Severance Pay Period specified above, or (b) the date you otherwise lose eligibility for COBRA continuation coverage. You and your dependents are each obligated to inform your Participating Company if you or your dependent(s) is/are no longer eligible for COBRA continuation coverage. Any increase in the number of covered dependents or increase in the cost of coverage due to an election by or your dependents during this period will be at your own expense. The period of such subsidized COBRA coverage shall be considered part of your COBRA coverage entitlement period.
If under applicable law you are eligible to (and choose to) continue your COBRA coverage beyond the end of the period for which your Participating Company provides the subsidies described above, you will then cease to receive any subsidies and will have to bear the full cost of the standard COBRA rate.
Please note that if you do not sign and return the Separation Agreement in the requisite time period and allow it to become effective, neither you nor your eligible dependents will receive subsidized COBRA. In addition, the Participating Companies reserve the right to cease providing subsidized COBRA at any time if continuing to provide that benefit would subject the Participating Companies to excise taxes, penalties or similar charges under applicable law. Of course, in either event you and your eligible dependents would still be entitled to standard COBRA.
Standard COBRA: Standard COBRA is unsubsidized COBRA, meaning you (and your eligible dependents if they elect separately) would owe the standard COBRA rate for COBRA coverage and will not receive any subsidies for the cost of that coverage. Standard COBRA will be offered only for the maximum period required by law, which may be shorter or longer than your Severance Pay Period.
Detailed information about COBRA coverage will be mailed to your home at the time of termination.
Life Insurance
Your current level of basic life insurance coverage will continue until the earlier of the end of your Severance Pay Period or the date you begin new employment.
When you are terminated, if you are participating in a supplemental or dependent life insurance plan, coverage will end on your termination date. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer.
Outplacement
You will be eligible for outplacement services in accordance with Clearwater Paper’s or your Participating Company’s outplacement services that are in effect for executives at your level as of the date your employment ends, provided you timely sign and return the Separation Agreement (as set forth above).

Prorated AIP Award
If you participated in Clearwater Paper’s Annual Incentive Plan or any successor plan (the “AIP”) as of the date of your termination and you satisfy the requirements to receive Severance Payments under this Plan, you will be eligible to receive a prorated AIP award for the calendar year of your termination. Such AIP award will be determined under the terms of the AIP applicable to you for such year, including the performance criteria and performance targets set for such year and actual corporate and division performance for such year, provided that your AIP award will not be adjusted downward for individual performance. Your AIP award determined under the preceding sentence will be multiplied by a fraction, the numerator of which is the number of days you were employed by a Participating Company during the calendar year of your termination and the denominator of which is 365. Any AIP award to which you are entitled for your year of termination will be payable at the same time as AIP awards for such year are paid to similarly situated active employees.
Accrued Obligations
Regardless of whether the Severance Payments are payable, you will be entitled to receive payment of all of your earned but unpaid base salary through the date of your termination, any bonus earned under the terms of the AIP or other governing plan but remaining unpaid for any previously completed performance cycle, any earned but unused vacation, and any employee benefits earned but not yet provided under the terms of any applicable plan or program.
Other Benefits
Accrued and unused vacation days, annual and long-term incentive awards, vesting and exercising of awards under the 2008 or 2017 Stock Incentive Plans or any successor plan, and any other bonus or incentive payments will be determined in accordance with the applicable Participating Company plans, programs and/or policies, except as specifically provided above under “Prorated AIP Award.”
Except as specifically provided above under “Continuation of Employee Benefits,” all benefit coverage, and eligibility to participate in Clearwater Paper’s and other Participating Companies’ plans, will end as of your termination date. These benefits include, but are not limited to:
•contributions to a Dependent Care Reimbursement Account;
•contributions to and earning service for vesting under Clearwater Paper’s 401(k) Plan;
•earning additional service for vesting under Clearwater Paper’s Salaried Retirement Plan (if applicable); and
•participation in Clearwater Paper’s or your Participating Company’s disability plans.
Section 4.Amendment and Plan Termination

Clearwater Paper reserves the right to terminate or amend, in whole or in part, the Plan at any time in its sole discretion by resolution adopted by the Compensation Committee of Clearwater Paper’s Board of Directors. Clearwater Paper reserves the right to implement changes even if they have not been reprinted or substituted in this document.
The Senior Vice President, Human Resources or Senior Vice President, General Counsel of Clearwater Paper (or, in the event of a title change in such position, the most senior person in Clearwater Paper’s legal or human resources department, respectively) shall have the power and authority to amend the Plan with respect to any amendment that (i) does not increase the benefits under the Plan or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including but not limited to Code Section 409A.
Section 5.Miscellaneous
Employment Status
The Plan does not constitute a contract of employment and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with Clearwater Paper, any other Participating Company or any of their respective subsidiaries or affiliates.
Withholding of Taxes
Clearwater Paper or your Participating Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.
No Effect on Other Benefits
Neither the provisions of this Plan nor the Severance Payments and benefits provided for hereunder shall reduce any amounts otherwise payable to you under any incentive, retirement, stock incentive, group insurance or other benefit plan.
Validity and Severability
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Unfunded Obligation
All severance payments and benefits under the Plan shall constitute unfunded obligations of the Participating Companies. Severance payments shall be made, as due, from the general funds of the Participating Companies. The Plan shall constitute solely an unsecured promise by the Participating Companies to provide such benefits to you to the extent provided herein. For avoidance of doubt, any health benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of Clearwater Paper or your Participating Company.
Type of Plan and Governing Law
This Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” in ERISA pursuant to U.S. Department of Labor Regulation Section 2510.3-2(b). The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Washington.
Section 409A
Notwithstanding any other provision of the Plan:
Statement of Intent
To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.
Exemptions
To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A including, but not limited to, being exempt from Section 409A:
•as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) (in general, a short-term deferral is an amount that is payable no later than March 15 of the year following the year in which the amount becomes due and payable); and
•as payments not qualifying as short-term deferrals, to the extent that the payments do not exceed two times the lesser of (1) your annualized rate of pay for the prior calendar year or (2) the limitation under Code Section 401(a)(17) for the year of your Separation from Service (as defined below) ($360,000 in 2026) and such payments are made no later than December 31 of the second calendar year following the year of your Separation from Service (the “409A Severance Limit”).

Separation from Service
To the extent any payment under the Plan is or may become subject to Code Section 409A, such payment shall be made only if you in fact experience a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and final Treasury Regulation Section 1.409A-1(h) (“Separation from Service”).
The transfer of your employment among Clearwater Paper and its subsidiaries and affiliates generally will not be deemed a Separation from Service for purposes of Code Section 409A. Continuing to perform services for Clearwater Paper or any of its subsidiaries or affiliates after your termination (for example, as a consultant) may cause you to be treated as not having a Separation from Service, depending on the level of services you continue to perform. In general, you will not be viewed as having a Separation from Service unless your work level has decreased to 20% or less of the level you were working prior to your termination.
Separate Payments
Each installment of your Severance Payments shall be deemed a separate payment for purposes of Code Section 409A.
Specified Employees
A “Specified Employee” is an employee of Clearwater Paper or one of its subsidiaries or affiliates who is one of the top 50 highest paid employees as determined by Clearwater Paper. Code Section 409A provides for a six-month delay with respect to certain payments made to Specified Employees if the payments are subject to Code Section 409A. Under the Plan, Specified Employees may receive up to the 409A Severance Limit without regard to the six-month delay; however, payments in excess of the 409A Severance Limit that would have been paid within six months following the Specified Employee’s separation date will be paid the first business day of the seventh month following the separation date, or, if earlier, the date of the Specified Employee’s death.
No Participating Company Liability Under Code Section 409A
In no event whatsoever shall any Participating Company be liable for any taxes, penalties or interest that may be imposed on you pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.
Limitation on Offsets
No payment under the Plan that constitutes a deferral of compensation under Code Section 409A may be offset against any of your indebtedness or as a result of any other payment or benefit to you, if and to the extent that such offset would constitute a change in the time of payment (including as a result of deemed substitution of the indebtedness or other payment or benefit for the deferred compensation) not compliant with Code Section 409A.
Timing of Certain Payments
If any amount payable during a fixed period (such as 60 days) following your Separation from Service is subject to Code Section 409A and the fixed period over which such amount is payable begins in one year and ends in a subsequent year, payment shall commence in the subsequent year regardless of when you return the Separation Agreement.

Possible Cap on Payments
If at any time, it shall be determined that any payment or benefit payable to you pursuant to this Plan together with payments or benefits provided under any other plan or agreement maintained by Clearwater Paper, any person whose actions result in a “Change of Control” (as defined in the Change of Control Plan) or any person affiliated with Clearwater Paper or such person (collectively, the “Payments”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar or successor tax on payments made in connection with a change of control under any United States federal, state, local, foreign or other law (“Excise Taxes”), then you will be paid either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being subject to the Excise Taxes (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Taxes.
For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. If you are determined to receive a greater after-tax benefit from the Capped Payments, the Payments shall be reduced in a manner and order of priority that provides you with the largest net after-tax value. Any such reduction shall be structured in a manner intended to comply with Section 409A of the Code, to the extent applicable.
All computations and determinations called for by the preceding two paragraphs shall be made and reported in writing to Clearwater Paper and you by a third-party service provider selected by Clearwater Paper (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on Clearwater Paper, all other Participating Companies and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Clearwater Paper and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make its required calculations and determinations. Clearwater Paper shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

Assignment
The Plan shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate in a single lump-sum within 90 days of your death. Your rights under the Plan shall not otherwise be transferable or subject to lien or attachment.
Other Benefits
Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of Clearwater Paper or its subsidiaries or affiliates. Clearwater Paper and its subsidiaries and affiliates reserve the right to terminate, amend, modify, suspend, or discontinue any such other plan, program or arrangement in accordance with such plan, program and arrangement and applicable law.
Oral Statements
The payments and benefits hereunder shall supersede any oral statements made by any employee, officer or director of Clearwater Paper or any of its subsidiaries or affiliates regarding severance payments and benefits.
Successors and Assigns
This Plan shall be binding upon and inure to the benefit of Clearwater Paper, the other Participating Companies and their respective successors and assigns, and shall be binding upon and inure to the benefit of you and your legal representatives, heirs and legatees.
Section 6.Administrative Information About Your Plan
Plan Administrator
The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, in its discretion, to delegate its responsibility to others. The chart in Section 8 (“Other Administrative Facts”) contains the name and address of the Plan Administrator.
Claim for Benefits
If you believe you are entitled to payments and benefits under the Plan, contact the Plan Administrator in writing. A claim must be made within six (6) months of your termination date. Any claim made beyond six (6) months after your termination date shall be time barred and you will be expressly precluded from receiving any severance payments and/or benefits under the Plan.
Claims Review Procedures
Only the Plan Administrator or its delegate (identified in “Other Administrative Facts”) has the authority to decide claims. This means that if someone other than the Plan Administrator, for example, your HR Generalist, says that you are not eligible for severance, that statement is not a decision on a claim for benefits – you would still have the right to make a claim and get an official decision from the Plan Administrator or its delegate. You will be provided written or electronic notification by the Plan Administrator or its delegate if you are denied payments and benefits under the Plan or of any other adverse benefit determination. The notice shall provide the specific reason(s) for the determination and reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary (if applicable), a description of the Plan’s appeal procedures, including the time limits and a statement of your right to bring a civil action following an appeal.
If a claim for benefits under the Plan is denied in full or in part or you receive some other adverse benefit determination, you may appeal the decision to the Plan Administrator. To appeal a decision, you must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after the date of the claim denial. If you do not submit an appeal within this 60 day period, you will not be entitled to appeal the denial or adverse benefit determination. You may also include information or other documentation in support of your claim. Upon request, you will be provided reasonable access to and copies of, all documents, records and other information relevant (as defined by ERISA) to your claim. You may have a qualified person represent you during the appeal process. You will be notified of a decision within 60 days (which may be extended to 120 days, if required) of the date your appeal is received. If an extension of time is required by the plan, you will receive notice of the reason for the extension within the initial 60-day period and a date by which you can expect a decision.
Any decision on appeal shall be final, conclusive and binding upon all parties. If the appeal is denied, however, you will be advised of your right to file a claim in court.
Legal Action
You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued pursuant to the Claims Review Procedures described above. This one-year statute of limitations on suits for all benefits shall apply in any forum where you may initiate such a suit.
Participating Companies

A complete list of the Participating Companies may be obtained from the Plan Administrator by written request. (See the chart at the end of this section for the name and address of the Plan Administrator.)
Section 7.Your Rights and Privileges Under ERISA
As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the Plan.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/agencies/ebsa.
Section 8.Other Administrative Facts

Name of Plan	Clearwater Paper Executive Severance Plan

Type of Plan	Severance plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Clearwater Paper and other Participating Companies provide severance benefits from general revenues

Plan Sponsor	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Employer identification number: 20-3594554

Plan Administrator and Named Fiduciary	Clearwater Paper Benefits Committee Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Telephone: (509) 344-5900

Agent for Service of Legal Process on the Plan	Legal process may be served on the Plan Administrator at the address shown above.
Section 9.